SCHEDULE 14A
PROXY STATEMENT
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TEXAS CAPITAL BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)
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April 7, 2011

Dear TCBI Shareholder:

I am pleased to present your Company’s 2010 annual report. Additionally, earnings releases, performance information and corporate governance may be found in the Investors section of the Company’s website at www.texascapitalbank.com.

I would also like to invite you to attend the Annual Meeting of Shareholders of Texas Capital Bancshares, Inc., the holding company for Texas Capital Bank, National Association:

Tuesday, May 17, 2011
10:00 a.m.
2000 McKinney Avenue, 7th Floor
Dallas, Texas 75201
214.932.6600

The attached Notice of Annual Shareholders’ Meeting describes the formal business to be transacted at the Annual Meeting. Certain directors and officers will be present at the meeting and will be available to answer any questions you may have.

On behalf of the board of directors and all the employees of Texas Capital Bancshares, Inc., and our subsidiary, Texas Capital Bank, thank you for your continued support.

Sincerely,

George F. Jones, Jr
President and Chief Executive Officer

TEXAS CAPITAL BANCSHARES, INC.
2000 McKinney Avenue
7th Floor
Dallas, Texas 75201

NOTICE OF ANNUAL STOCKHOLDERS’ MEETING
To be held on May 17, 2011

NOTICE IS HEREBY GIVEN that the annual stockholders’ meeting (the “Annual Meeting”) of Texas Capital Bancshares, Inc. (the “Company”), a Delaware corporation, and the holding company for Texas Capital Bank, National Association, will be held on Tuesday, May 17, 2011, at 10:00 a.m. at the offices of the Company located at 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201.

In accordance with rules and regulations adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials to our stockholders on the Internet. You will not receive a printed copy of the proxy materials, unless specifically requested. The Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet.

The Annual Meeting is for the purpose of considering and voting upon the following matters:

1.	election of twelve (12) directors for terms of one year each or until their successors are elected and qualified, and

2.	approval, on an advisory basis, of the compensation of the Company’s executives named and described in the proxy statement, and

3. approval, on an advisory basis, of the frequency of vote on executive compensation, and

4.	the transaction of such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

Information about the matters to be acted upon at the Annual Meeting is set forth in the accompanying Proxy Statement.

Stockholders of record at the close of business on March 28, 2011 are the only stockholders entitled to notice of and to vote at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether you expect to attend the Annual Meeting or not, please vote your shares as set forth in the Notice of Internet Availability of Proxy Materials. If you attend the Annual Meeting, you may vote your shares in person, even though you have previously voted your proxy on the Internet.

By order of the board of directors,

George F. Jones, Jr
President and Chief Executive Officer

April 7, 2011
Dallas, Texas

PROXY STATEMENT

TEXAS CAPITAL BANCSHARES, INC.
2000 McKinney Avenue
7th Floor
Dallas, Texas 75201

PROXY STATEMENT
FOR THE ANNUAL STOCKHOLDERS’ MEETING
ON MAY 17, 2011

MEETING INFORMATION

This Proxy Statement is being furnished to the stockholders of Texas Capital Bancshares, Inc. (the “Company”) on or about April 7, 2011, in connection with the solicitation of proxies by the board of directors to be voted at the annual stockholders’ meeting (the “Annual Meeting”). The Annual Meeting will be held on May 17, 2011, at 10:00 a.m. at the offices of the Company located at 2000 McKinney, 7th Floor, Dallas, Texas 75201. The Company is the parent corporation of Texas Capital Bank, National Association (the “Bank”).

In accordance with rules and regulations adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials to our stockholders on the Internet. You will not receive a printed copy of the proxy materials, unless specifically requested. The Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet.

The purpose of the Annual Meeting is to consider and vote upon the following matters:

1.	election of twelve (12) directors for terms of one year each or until their successors are elected and qualified, and

2.	approval, on an advisory basis, of the compensation of the Company’s executives named and described in the proxy statement, and

3.	approval, on an advisory basis, of the frequency of vote on executive compensation, and

4.	the transaction of such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

RECORD DATE AND VOTING SECURITIES

You are entitled to one vote for each share of common stock you own.

Only those stockholders that owned shares of the Company’s common stock on March 28, 2011, the record date established by the board of directors, will be entitled to vote at the Annual Meeting. At the close of business on the record date, there were 37,216,929 shares of common stock outstanding held by 311 identified holders.

QUORUM AND VOTING

In order to have a quorum to transact business at the Annual Meeting, at least a majority of the total number of issued and outstanding shares of common stock must be present at the Annual Meeting, in person or by proxy. If there are not sufficient votes for a quorum or to approve any proposal at the time of the Annual Meeting, the board of directors may postpone or adjourn the Annual Meeting in order to permit the further solicitation of proxies. Abstentions will be counted toward a quorum but will not be counted in the votes for each of the proposals presented at the Annual Meeting. Assuming a quorum is present, abstentions will have no effect on the election of directors or the vote on compensation.

A broker non-vote occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because it does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. A broker will not have discretionary voting power with respect to either proposal set forth herein. If your shares are held in the name of a bank, broker or other holder of record, your broker is no longer permitted to vote on your behalf on the election of directors or on compensation matters, unless you provide specific instructions by following the instructions from your broker about voting your shares by telephone, or Internet or completing and returning the voting instruction form. For your vote to be counted in the election of directors, you now will need to communicate your voting decisions to your bank, broker or other holder of record before the date of the Annual Meeting. Please review the proxy materials and follow the relevant instructions to vote your shares. We hope you will exercise your rights and fully participate as a stockholder.

SOLICITATION OF PROXIES

It is important that you are represented by proxy or are present in person at the Annual Meeting. The Company requests that you vote your shares by following the instructions as set forth in the Notice of Internet Availability of Proxy Materials. Your proxy will be voted in accordance with the directions you provide.

Other than the election of twelve (12) directors, approval of executive compensation, and approval of the frequency of executive compensation vote, the Company is not aware of any additional matters that will be presented for consideration at the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, your proxy will be voted in the discretion of the proxy holder.

You may revoke your proxy at any time prior to its exercise by:

1.	filing a written notice of revocation with the secretary of the Company,

2.	delivering to the Company a duly executed proxy bearing a later date, or

3.	attending the Annual Meeting, filing a notice of revocation with the secretary and voting in person.

The Company’s board of directors is making this solicitation and the Company will pay the costs of this proxy solicitation. The directors, officers and regular employees of the Company and the Bank may also solicit proxies by telephone or in person but will not be paid additional compensation to do so.

PROPOSALS FOR STOCKHOLDER ACTION

Election of Directors

The Company currently has thirteen (13) directors on the board of directors and twelve (12) have been nominated for re-election. Lee Roy Mitchell at the age of 74 has chosen to retire and will not stand for re-election. Directors serve a one-year term or until their successors are elected and qualified. All of the nominees below currently serve as a director and have indicated their willingness to continue to serve as a director if elected. However, if any of the nominees is unable or declines to serve for any reason, your proxy will be voted for the election of a substitute nominee selected by the proxy holders.

Nominees

At the Annual Meeting, the stockholders will elect twelve (12) directors. The board of directors recommends a vote FOR each of the nominees set forth below:

Name	Age	Position

James R. Holland, Jr	67	Director; Chairman of the Board
George F. Jones, Jr.	67	Director; President and Chief Executive Officer; Chief Executive Officer of Texas Capital Bank, N.A.
Peter B. Bartholow	62	Director; Chief Financial Officer
James H. Browning	61	Director
Joseph M. (Jody) Grant	72	Director
Frederick B. Hegi, Jr.	67	Director
Larry L. Helm	63	Director
W. W. McAllister III	69	Director
Elysia Holt Ragusa	60	Director
Steven P. Rosenberg	52	Director
Robert W. Stallings	61	Director
Ian J. Turpin	66	Director

James R. Holland, Jr. has been a director since June 1999 and has served as Chairman since May 2008. He has served as the President and Chief Executive Officer of Unity Hunt, Inc., a diversified holding company, since 1991. He has also served as Trustee of the Lamar Hunt Trust Estate since 1991. Mr. Holland currently serves on the board of directors of Placid Holding Company and National CineMedia, Inc.

As our Chairman, Mr. Holland brings a wealth of knowledge and leadership capability. His business experience and expertise in matters of corporate governance, combined with his experience as a board member for other public and private companies, makes him exceptionally well qualified to continue to serve as our Chairman and as chair of the Governance and Nominating Committee.

George F. Jones, Jr. has served as Chief Executive Officer since May 2008 and President since 2007. Mr. Jones has served as a director since 1999. He also served as the Chief Executive Officer of the Bank since its inception in December 1998 and has served as President of the Bank from December 1998 to October 2008.

As our CEO, and our former Bank President, as well as one of our original founders, Mr. Jones has extensive knowledge of all aspects of our business. His extensive business knowledge combined with his drive for excellence and his demonstrated leadership in building our Company make him highly qualified to continue to serve as a director and our CEO.

Peter B. Bartholow has served as the Chief Financial Officer and as a director since October 2003. Prior to joining us in 2003, he was managing director of a private equity firm, served as a financial executive with EDS, and spent many years in the banking industry as an executive officer and member of the boards of both public and private companies.

As our CFO, Mr. Bartholow has extensive knowledge of all aspects of our business. His previous business and financial experience as an executive officer and director of other public companies make him qualified to continue to serve as a director and our CFO.

James H. Browning has served as a director since October 2009. He retired in 2009 as a partner at KPMG LLP, an international accounting firm, in Houston where he served companies in the energy, construction, manufacturing, distribution and commercial industries. He began his career at KPMG in 1971, becoming a partner in 1980. He most recently served as KPMG’s Southwest Area Professional Practice Partner. He has

also served as an SEC Reviewing Partner and as Partner in Charge of the New Orleans audit practice. He currently serves as a director and audit committee chair of RigNet Inc.

As a former partner with KPMG and having over 38 years in public accounting, Mr. Browning has demonstrated leadership capability. His public accounting experience with various industries gives him a wealth of knowledge in dealing with financial and accounting matters, as well as extensive knowledge of the role of boards of directors. Mr. Browning is a highly qualified director and an audit committee financial expert on the Company’s Audit Committee.

Joseph M. (Jody) Grant has been a director since 1999 and became Chairman Emeritus and Senior Executive Advisor in May 2008. He previously served as Chairman of the Board and Chief Executive Officer since the Company commenced operations in 1998. He is also a partner and senior advisor to BankCap Partners, LP, a private equity firm based in Dallas providing growth oriented investments in the banking industry. He formerly served as a director of Vignette Corporation and as a director of Chaparral Steel.

As our former Chairman and CEO, as well as one of our original founders, Mr. Grant is exceptionally well qualified to serve as a director. His detailed knowledge of our business as well as his experience as an executive officer and director of other public companies allow him to provide valuable insight to the Board.

Frederick B. Hegi, Jr. has been a director since June 1999. He has been a partner of Wingate Partners, an investment company, since he co-founded it in 1987. Mr. Hegi currently serves as Chairman of the board of directors of United Stationers, Inc. and as a director of Drew Industries Incorporated.

As a current member of our board of directors who has served in that capacity for over 10 years at Texas Capital, and as a director with other public and private companies, Mr. Hegi has extensive financial expertise and provides a wealth of knowledge about the role of the board of directors and effective corporate governance. The scope and depth of his experiences make him extremely well qualified to be a director, to lead our HR Committee and to serve on the Governance and Nominating Committee.

Larry L. Helm has been a director since January 2006.  He has served as executive vice president-finance and administration of Petrohawk Energy Corporation, a company engaged in the acquisition, development, production and exploration of natural gas and oil properties located in North America since 2004. Prior to joining Petrohawk, Mr. Helm spent 14 years with Bank One, most notably as Chairman and CEO of Bank One Dallas.

As a former banking executive, Mr. Helm has extensive knowledge about our industry. In addition, his current role as an executive in an energy company and previous responsibilities in managing energy and commercial lending groups, gives him extremely important insight into the Company’s lending activities.

W. W. McAllister III has been a director since June 1999. He is a private investor. Prior to retirement, he served for many years as CEO and director of financial services companies engaged in the insurance and savings and loan industries and as trustee of U.S. Global Fund Group.

With Mr. McAllister’s experience in the financial services and investment management businesses he is able to provide the Board with valuable insight. Mr. McAllister is an audit committee financial expert and well qualified to serve as Chairman of the Audit Committee.

Elysia Holt Ragusa has served as a director since January 2010. She is an International Director of Jones Lang LaSalle and currently provides team leadership and has P&L responsibility for the Central Texas market while also serving clients in Austin, San Antonio, and Dallas/Fort Worth. From 2001 until 2007, she served as President and Chief Operating Officer of The Staubach Company, chaired Staubach’s Executive and Operating Committees and was a member of its board of directors. Jones Lang LaSalle and The Staubach Company merged in 2008. She also serves as a director of Fossil, Inc.

As an executive and director with extensive experience in all aspects of the commercial real estate business in Texas, Ms. Ragusa will provide valuable insight for this important aspect of our business. This expertise, her demonstrated leadership capabilities and the experience gained as a member of the board of directors of another public company is valuable to the Company.

Steven P. Rosenberg has served as a director since September 2001. He is President of SPR Ventures, Inc., a private investment company, and President of SPR Packaging LLC, a manufacturer of flexible packaging for the food industry. He currently serves on the board of directors of Cinemark Holdings and PRGX Global.

As an entrepreneur in a manufacturing business in Texas, as well as a director of other public companies, Mr. Rosenberg offers valuable insight to the Board. Mr. Rosenberg is also an audit committee financial expert and serves as a member of the Audit Committee, as well as a member of the HR Committee.

Robert W. Stallings has served as a director since August 2001. He has also served as Chairman of the board of directors and Chief Executive Officer of Stallings Capital Group, an investment company, since March 2001. He is currently Executive Chairman of the Board of Gainsco, Inc, a property and casualty insurance company. He serves as a director for Crescent Realty. Prior to Gainsco, he acted as Chairman and CEO of an asset management company as well as a savings bank.

With Mr. Stallings vast experience in the banking and financial services industry, he has extensive knowledge about our industry, which makes him highly qualified to lead our Directors’ Loan Committee and to serve on the Governance and Nominating Committee.

Ian J. Turpin has been a director since May 2001.  Since 1992, he has served as President and director of The LBJ Holding Company and various companies affiliated with the family of the late President of the United States, Lyndon B. Johnson, which are involved in radio, real estate, private equity investments and managing diversified investment portfolios.

With Mr. Turpin’s business experience in a variety of industries, he is able to offer valuable insights to the Board. With his background in public accounting, Mr. Turpin also qualifies as an audit committee financial expert serving as a member of the Audit Committee.

Vote Required

To be elected, nominees for director must receive a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. This means that the director nominees with the most votes are elected, regardless of whether any nominee receives a majority of the votes.

The board of directors recommends a vote FOR the election of each of the nominees.

Approval of Compensation of Executive Compensation on an Advisory Basis

In connection with the requirements of the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, all companies must include a non-binding stockholder advisory vote on executive compensation. The Company is including in its annual proxy statement the proposal for approval of compensation. Commonly known as a “say on pay”, the proposal gives stockholders an opportunity to place a non-binding advisory vote on the compensation of the named executives of the Company through the following resolution.

“Resolved, that the stockholders approve the compensation of the Company’s named executives as outlined in the Summary Compensation Table of the proxy statement, including the Compensation Discussion and Analysis, the Executive Compensation tables and the related disclosures included in the proxy statement.”

The Dodd-Frank Act specifies that this advisory stockholder vote is not binding on the board of directors of the Company, and may not be construed as overruling a decision by the board, nor create or imply any additional fiduciary duty by such board, nor be construed to restrict or limit the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation.

The board of directors recommends a vote FOR the approval of executive compensation.

Approval of Frequency of Vote on Executive Compensation on an Advisory Basis

In addition to the non-binding advisory vote on executive compensation, the Dodd-Frank Act also enables our stockholders to express their non-biding, advisory preference for having a “say on pay” by voting every one, two, or three years or by abstaining. This non-binding “frequency” vote is required at least once every six years beginning with our Annual Meeting in 2011. Through the following resolution, the stockholders are given the opportunity to advise our Board how often we should conduct an advisory say on pay vote on the executive compensation of our named executives.

“Resolved, that an advisory vote of the stockholders to approve the compensation of the Company’s named executives as outlined in the Summary Compensation Table of the proxy statement, including the Compensation Discussion and Analysis, the Executive Compensation tables and the related disclosures included in the proxy statement shall be held at an annual meeting of stockholders, beginning with the 2011 Annual Meeting of Stockholders, (i) every three years, (ii) every two years, (iii) every year, or (iv) abstain.”

In formulating its recommendation, our Board considered that an advisory vote on executive compensation every year will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Setting a one year period for this vote will enhance stockholder communication by providing a clear, simple means for the Company to obtain information on investor sentiment about our executive compensation philosophy.

The board of directors recommends a vote for Every Year.

Other Matters

The Company does not currently know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, the proxy holders will vote your proxy in their discretion on such matters.

BOARD AND COMMITTEE MATTERS

Board of Directors

The business affairs of the Company are managed under the direction of the board of directors. The board of directors meets on a regularly scheduled basis during the fiscal year of the Company to review significant developments affecting the Company and to act on matters requiring approval by the board of directors. It also holds special meetings as required from time to time when important matters arise, requiring action between scheduled meetings. The board of directors had six regularly scheduled meetings during the 2010 fiscal year. Each of the Company’s directors participated in at least 75% of the meetings of the board of directors and the committees of the board on which the director served during 2010.

Director Independence

The board of directors has determined that each director other than Joseph M. Grant, George F. Jones, Jr., and Peter B. Bartholow qualifies as an “Independent Director” as defined in the Nasdaq Stock Market Listing Rules and as further defined by applicable statues and regulations.

Board Leadership Structure and Risk Oversight

Under the Company’s Board leadership structure, the CEO and Chairman positions are held by two separate individuals. James R. Holland, Jr. acts as a non-employee Chairman and George F. Jones. Jr. is the CEO. The Board determined that this was the most effective way for its leadership to be structured and believes this is a best practice for governance in its industry.

The Company has intensified its focus on risk evident in the industry, its markets and those related to its unique business model. As a result, the Company created a Risk Management Committee (“RMC”) which operates under the direction of the Audit Committee of the board of directors. The Audit Committee approved the RMC’s charter and defined scope of activities. The RMC is comprised of executives responsible for all major categories of risk and reports to the Audit Committee at least quarterly. The Audit Committee then reports to the Board at least quarterly on any activities of the RMC. If there were any risk matters requiring attention, the RMC would alert the Audit Committee and then elevate any matters necessary to the Board.

Committees of the Board of Directors and Meeting Attendance

The board of directors had three standing committees during 2010.

•	Governance and Nominating Committee. The Governance and Nominating Committee has the power to act on behalf of the board of directors and to direct and manage the business and affairs of the Company whenever the board of directors is not in session. Governance and Nominating Committee members are James R. Holland, Jr. (Chairman), Frederick B. Hegi, Jr., and Robert W. Stallings. The Committee evaluates and recommends candidates for election as directors, makes recommendations concerning the size and composition of the board of directors, develops and implements the Company’s corporate governance policies, develops specific criteria for director independence and assesses the effectiveness of the board of directors. Each member of the Committee is an independent director. The Company’s board of directors has adopted a charter for the Governance and Nominating Committee. A current copy of the charter is available on the Company’s website at www.texascapitalbank.com. During 2010, the Governance and Nominating Committee met twelve times.

In evaluating and determining whether to nominate a candidate for a position on the Company’s board of directors, the Governance and Nominating Committee considers high professional ethics and values, relevant management experience and a commitment to enhancing stockholder value. In evaluating candidates for nomination, the Committee utilizes a variety of methods. The Committee considers diversity in identifying nominees for director. Primarily, the Committee looks for diversity in professional experiences and skills to ensure the Board is comprised of a group of individuals who will be able to contribute a variety of viewpoints which the Committee believes is important in ensuring that the Board exercises broad judgment and diligence in their role. The Committee regularly assesses the size of the board of directors, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the board of directors. Candidates may come to the attention of the Committee from current directors, stockholders, professional search firms, officers or other persons. The Committee will review all candidates in the same manner regardless of the source of the recommendation.

•	Audit Committee. The Company has an Audit Committee comprised of independent directors that reviews the professional services and independence of the Company’s independent registered public accounting firm and its accounts, procedures and internal controls. The board of directors has adopted a written charter for the Audit Committee. A current copy of the charter is available on the Company’s website at www.texascapitalbank.com. The Audit Committee recommends to the board of directors the firm selected to be the Company’s independent registered public accounting firm and monitors the performance of such firm, reviews and approves the scope of the annual audit, reviews and evaluates with the independent registered public accounting firm the Company’s annual audit and annual consolidated financial statements. The Committee reviews with management the status of internal accounting controls, evaluates problem areas having a potential financial impact on the Company that may be brought to its attention by management, the independent registered public accounting firm or the board of directors, and evaluates all of the Company’s public financial reporting documents. The Committee also directs the activities of the Company’s Risk Management Committee which is chaired by the Chief Risk Officer of the Bank and comprised of officers of the Bank, including the CEO, CFO, President of the Bank and the director of operations. The Audit Committee is comprised of four independent directors: W. W. McAllister III (Chairman), James H. Browning, Steven P. Rosenberg, and Ian J. Turpin. During 2010, the Audit Committee met five times.

Audit Committee Financial Expert.  The board of directors has determined that each of the four audit committee members is financially literate under the current listing standards of Nasdaq. The board of directors also determined that all four members qualify as “audit committee financial experts” as defined by the SEC and therefore satisfy the Nasdaq Stock Market’s financial sophistication requirements as well.

•	Human Resources Committee. The Human Resources Committee (“HR Committee”) is empowered to advise management and make recommendations to the board of directors with respect to the compensation and other employment benefits of executive officers and key employees of the Company. The HR Committee also administers the Company’s long-term incentive stock plans for officers and key employees and the Company’s incentive bonus programs for executive officers and employees. A copy of the HR Committee Charter is available on the Company’s website at www.texascapitalbank.com. The HR Committee members are Frederick B. Hegi, Jr. (Chairman), Lee Roy Mitchell, and Steven P. Rosenberg. During 2010, the Human Resources Committee met ten times.

Communications With the Board

Stockholders may communicate with the board of directors, including the non-management directors, by sending an e-mail to bod@texascapitalbank.com or by sending a letter to the board of directors, c/o Corporate Secretary, 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201. The Corporate Secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. If deemed an appropriate communication, the Corporate Secretary will submit your correspondence to the Chairman of the board or to any specific director to whom the correspondence is directed.

Report of the Audit Committee

The Audit Committee’s general role as an audit committee is to assist the board of directors in overseeing the Company’s financial reporting process and related matters. Each member of the Audit Committee is “Independent” as independence for audit committee members is defined by the Nasdaq Stock Market Listing Rules.

The Audit Committee has reviewed and discussed with the Company’s management and the Company’s independent registered public accounting firm the audited financial statements of the Company contained in the Company’s Annual Report on Form 10K for the year ended December 31, 2010.

The Audit Committee has also discussed with the Company’s independent registered public accounting firm the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 Communication with Audit Committees (as amended). The Audit Committee has received and reviewed the written disclosures and the letter from the Company’s independent registered public accounting firm required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence, and has discussed with the independent registered public accounting firm the firm’s independence. The Audit Committee has also considered whether the provision of non-audit services to the Company by Ernst & Young LLP is compatible with maintaining their independence.

Based on the review and discussion referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Securities and Exchange Commission.

This report is submitted on behalf of the Audit Committee.

W. W. McAllister III, Chairperson
James H. Browning
Steven P. Rosenberg
Ian J. Turpin

Code of Business Conduct and Ethics

The Company has adopted a code of business conduct and ethics that applies to all its employees, including its chief executive officer, chief financial officer and controller. The Company has made the code of conduct available on its website at www.texascapitalbank.com.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information as of March 28, 2011 concerning the beneficial ownership of the Company’s voting common stock by: (a) each director, director nominee and named executive officer, (b) each person the Company knows to beneficially own more than 5% of the issued and outstanding shares of a class of common stock, and (c) all of the Company’s named executive officers and directors as a group. The persons named in the table have sole voting and investment power with respect to all shares they owned, unless otherwise noted. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options, RSUs, or SARs held by that person that are currently exercisable or will become exercisable within 60 days after March 28, 2011 are deemed exercised and outstanding, while these shares are not deemed exercised and outstanding for computing percentage ownership of any other person.

	Number of Shares of		Percent of Shares
Persons Known to Company Who Own More Than 5%	Common Stock		of Common Stock
of Outstanding Shares of Company Common Stock	Beneficially Owned		Outstanding*

T. Rowe Price Associates, Inc.	3,501,830	(1)	9.40%
BlackRock, Inc.	3,324,435	(2)	8.93%
Lord, Abbett & Co., LLC	2,593,375	(3)	6.97%
Vanguard Group, Inc.	2,090,163	(4)	5.62%

*	Percentage is calculated on the basis of 37,216,929 shares, the total number of shares of common stock outstanding on March 28, 2011.

(1)	As reported by T. Rowe Price Associates, Inc. on a Schedule 13G filed with the SEC on February 11, 2011, as of December 31, 2010. These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)	As reported by BlackRock, Inc. on a Schedule 13G filed with the SEC on February 9, 2011, as of December 31, 2010. These securities are owned by various individual and institutional investors for which BlackRock, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities.

(3)	As reported by Lord, Abbett & Co., LLC on a Schedule 13G filed with the SEC on February 14, 2011, as of December 31, 2010. These securities are owned by various individual and institutional investors for which Lord, Abbett & Co., LLC serves as investment adviser with power to direct investments and/or sole power to vote the securities.

(4)	As reported by Vanguard Group, Inc. on a Schedule 13G filed with the SEC on February 12, 2011, as of December 31, 2010. These securities are owned by various individual and institutional investors for which Vanguard Group, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities.

	Number of Shares of		Percent of Shares
	Common Stock		of Common Stock
Name(1)	Beneficially Owned		Outstanding

Vince A. Ackerson	45,130	(2)		*
Peter B. Bartholow	93,413	(3)		*
James H. Browning	3,800	(4)		*
C. Keith Cargill	125,642	(5)		*
Joseph M. (Jody) Grant	523,302	(6)	1.41%
Frederick B. Hegi, Jr.	234,293	(7)		*
Larry L. Helm	11,800	(8)		*
James R. Holland, Jr.	299,836	(9)		*
John D. Hudgens	47,074	(10)		*
George F. Jones, Jr.	130,145	(11)		*
W. W. McAllister III	46,800	(12)		*
Lee Roy Mitchell	237,018	(13)		*
Elysia Holt Ragusa	1,800	(14)		*
Steven P. Rosenberg	52,800	(15)		*
Robert W. Stallings	28,800	(16)		*
Ian J. Turpin	104,376	(17)		*
All executive officers and directors as a group	1,986,004		5.34	%**

*	Less than 1% of the issued and outstanding shares of the class.

**	Percentage is calculated on the basis of 37,216,929 shares, the total number of shares of common stock outstanding on March 28, 2011.

(1)	Unless otherwise stated, the address for each person in this table is 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201.

(2)	Includes 22,644 shares held by Mr. Ackerson and 17,000 shares of common stock that may be acquired upon exercise of options. Also includes 1,016 vested restricted stock units (“RSUs”) and 4,470 vested stock appreciation rights (“SARs”).

(3)	Includes 38,027 shares held by Mr. Bartholow and 50,000 shares of common stock that may be acquired upon exercise of options. Also includes 998 vested RSUs and 4,388 vested SARs.

(4)	Includes 3,000 shares held by Mr. Browning, 200 vested RSUs and 600 vested SARs.

(5)	Includes 69,813 shares held by Mr. Cargill and 51,476 shares held by Cargill Lakes Partners, Ltd. Mr. Cargill is the President of Cargill Lakes Partners’ general partner, Cargill Lakes, Inc. Also includes 806 vested RSUs and 3,547 vested SARs.

(6)	Includes 497,786 shares held by Mr. Grant. Also includes 6,875 shares which are currently held in irrevocable trusts and of which Mr. Grant disclaims beneficial ownership. Also includes 968 vested RSUs and 17,673 vested SARs.

(7)	Includes 137,132 shares held by Valley View Capital Corp. Retirement Savings Trust for the benefit of Mr. Hegi, 24,252 shares held by the F.B. Hegi Trust of which Mr. Hegi is the beneficiary, and 49,409 shares held directly by Mr. Hegi. Also includes 16,000 shares that may be acquired upon exercise of options, 700 vested RSUs and 6,800 vested SARs.

(8)	Includes 4,300 shares held by Mr. Helm, 700 vested RSUs and 6,800 vested SARs.

(9)	Includes 275,936 shares held by Lamar Hunt Trust Estate of which Mr. Holland is the Trustee. Also includes 400 shares held by Hunt Capital Group, LLC of which Mr. Holland is President and Chief Executive Officer and 16,000 shares that may be acquired upon exercise of options that are issued in the name of Hunt Capital Group, LLC. Also includes 100 vested RSUs that are issued in the name of Hunt

Capital Group, LLC and 600 vested RSUs issued in the name of Lamar Hunt Trust Estate, 2,000 vested SARs issued in the name of Hunt Capital Group, LLC and 4,800 vested SARs issued in the name of Lamar Hunt Trust Estate.

(10)	Includes 13,349 shares held by Mr. Hudgens and 28,500 shares of common stock that may be acquired upon exercise of options. Also includes 968 vested RSUs and 4,257 vested SARs.

(11)	Includes 12,022 shares held by Mr. Jones and 111,818 shares held by G & M Partners Ltd., of which Mr. Jones is the Managing General Partner. Also includes 1,168 vested RSUs and 5,137 vested SARs.

(12)	Includes 23,300 shares held by Mr. McAllister and 16,000 shares that may be acquired upon the exercise of options. Also includes 700 vested RSUs and 6,800 vested SARs.

(13)	Includes 208,218 shares held by T&LRM Family Partnership Ltd. Mr. Mitchell is the Chief Executive Officer of PBA Development, Inc., which is the general partner of T&LRM and 5,300 shares owned directly by Mr. Mitchell. Also includes 16,000 shares that may be acquired upon exercise of options, 700 vested RSUs and 6,800 vested SARs.

(14)	Includes 1,000 shares held by Ms. Ragusa, 200 of vested RSUs and 600 vested SARs.

(15)	Includes 29,300 shares held by Mr. Rosenberg and 16,000 shares that may be acquired upon exercise of options. Also includes 700 vested RSUs and 6,800 vested SARs.

(16)	Includes 1,300 shares held by Mr. Stallings and 20,000 shares that may be acquired upon exercise of options. Also includes 700 vested RSUs and 6,800 vested SARs.

(17)	Includes 11,300 shares held by Mr. Turpin and 65,576 shares held by his spouse, Luci Baines Johnson. Also includes 20,000 shares that may be acquired upon exercise of options, 700 vested RSUs and 6,800 vested SARs.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis addresses the aspects of our compensation programs and explains our compensation philosophy, policies and practices with respect to our chief executive officer, chief financial officer, president and chief lending officer of the Bank, chief credit officer of the Bank, and Dallas regional president which are collectively referred to as our named executive officers.

Oversight of Executive Compensation Program

The Human Resources Committee of our board of directors oversees our executive compensation programs. Each member of the HR Committee is an “independent director” as defined by the Nasdaq Stock Market Listing Rules. The HR Committee has developed and applied a compensation philosophy that focuses on a combination of incentive compensation, in both cash and equity-linked programs, which is directly linked to performance and creation of stockholder value, coupled with a competitive level of base compensation. The objective for the named executives, relationship managers and key management is to have a substantial portion of total compensation derived from performance-based incentives.

The HR Committee works diligently throughout the year in its conferences, formal meetings, discussions with consultants, interaction with management and review of materials developed for it. The HR Committee works very closely with executive management, primarily our chief executive officer (“CEO”), in assessing the appropriate compensation approach and levels. The HR Committee is empowered to advise management and make recommendations to the board of directors with respect to the compensation and other employment benefits of executive officers and key employees of the Company. The HR Committee establishes objectives for the Company’s Chief Executive Officer and sets the Chief Executive Officer’s compensation based, in part, on the evaluation of peer group data. The HR Committee also administers the Company’s long- term compensation plans for executive officers and key employees and the Company’s incentive bonus programs for executive officers and employees.

The HR Committee regularly reviews the Company’s compensation programs to ensure that remuneration levels and incentive opportunities are competitive and reflect performance. Factors taken into account in assessing the compensation of individual officers include the Company’s overall performance, the officer’s performance and contribution to the Company, experience, strategic impact, external equity or market value, internal equity or fairness, and retention priority. The various components of the compensation programs for executive officers are discussed below in the Executive Compensation Program Overview.

Objectives of Executive Compensation

We seek to provide a compensation package for our named executive officers that is driven primarily by the overall financial performance of the Company. We believe that the performance of each of the executives impacts our overall long-term profitability and, therefore, have the following goals for compensation programs impacting the named executive officers of the Company:

•	to provide motivation for the named executive officers and to enhance stockholder value by linking their compensation to the value of our common stock;

•	to retain the executive officers, relationship managers, and key management who lead the Company and the Bank;

•	to allow the Company and the Bank to attract highly qualified executive officers in the future by providing total compensation opportunities consistent with those provided in the industry and commensurate with the Company’s business strategy and performance objectives; and

•	to maintain reasonable “fixed” compensation costs by targeting base salaries at a competitive average.

Role of the Consultant

During 2010, the HR Committee engaged the services of an independent, executive compensation consulting firm, Longnecker and Associates (“L&A”), to assist the HR Committee in its review of total direct compensation for the CEO, CFO and President of the Bank, as well as other senior executives. L&A only provides executive compensation consulting services under the direction of the HR Committee and does not provide any additional services to the Company. In order not to impair the independence of the compensation consultant or to create the appearance of an impairment, the Committee follows a policy that the compensation consulting firm may not provide other services to the Company.

Our management provides input to the compensation consultant but does not direct or oversee its activities with respect to our executive compensation programs.

The compensation consultant reports to and acts at the direction of the HR Committee. The HR Committee directs its compensation consultant to provide certain guidance on an ongoing basis, including:

•	Expertise on compensation strategy and program design;

•	Information relating to the selection of the Company’s peer group;

•	Establishing and administering executive compensation plans or arrangements which provide benefits to executive officers of the Company in accordance with the goals and objectives of the Company as established by the Board;

•	Considering and making recommendations to the Board concerning the existing executive compensation programs and changes to such programs; and

•	Reviewing and discussing the Compensation Discussion and Analysis and based upon such discussion recommending to the Board that the CD&A be included in the Company’s Proxy Statement to shareholders.

Market Competitive Analysis Methodology

L&A provided the HR Committee with a market competitive executive compensation analysis for the named executive officers including base salary, annual incentives, long-term incentives and non-qualified deferred compensation plans, including retirement benefits.

This analysis was performed by utilizing two primary sources of information: 1) peer company proxy statements and 2) published survey sources. Each of the two primary sources were weighted 50% to create a market 50th and 75th percentile for comparison purposes.

Peer Company Proxy Data.  The HR Committee and L&A, with input from the Company’s management established a list of fourteen peer companies. Peer company data is used by the HR Committee as a reference or benchmark only and not as an absolute target to reach. The following companies were selected based upon long-term performance, asset size, market capitalization size and business operations in commercial banking and financial services (dollars in millions):

	Total Assets	Market Cap
	as of	as of
Company Name	December 31, 2010	March 2011

Texas Capital Bancshares, Inc.	$6,446	$934
Boston Private Financial Holdings	6,152	517
Cullen Frost	17,617	3,534
Firstmerit Corp	14,137	1,899
Hancock Holding Company	8,138	1,191
IberiaBank Corporation	10,027	1,555
PacWest Bancorp	5,324	738
Pinnacle Financial Partners	4,909	707
PrivateBancorp, Inc.	12,466	1,063
Prosperity Bancshares Inc.	9,477	1,913
Sterling Bancshares, Inc.	5,192	872
SVB Financial Group	17,528	2,398
TrustMark Corp	9,554	1,459
UMB Financial Corp	12,405	1,513
Wintrust Financial Corporation	13,968	1,250

Published Survey Data.  L&A relied upon published survey information provided by recognized sources including the Economic Research Institute, Watson Wyatt, William Mercer, and World at Work. L&A procured market competitive compensation for the respective named executive officers from these survey sources based upon banking and financial service companies with comparable asset sizes.

Summary

According to information provided to the HR Committee by its independent compensation consultant, the amount of the Company’s total compensation paid to its executive officers during 2010 was aligned between the market 50th and 75th percentiles. In view of the Company’s competitive performance, turnover of key employees and historical earnings levels and growth in earnings, the HR Committee believes that the Company’s current executive compensation philosophy and practices are successful in providing stockholders with talented, dedicated executive officers at competitive compensation levels.

Executive Compensation Program Overview

The executive compensation package available to our named executive officers is comprised of:

•	base salary;

•	annual incentive compensation;

•	long-term incentive compensation, including SARs, Performance SARs (“PSARs”), and restricted stock units (“RSUs”); cash-based Performance Units; and

•	other welfare and health benefits.

Base Salary

Base salary is designed to provide competitive levels of base compensation to our executives and be reflective of their experience, duties and scope of responsibilities. We pay competitive base salaries required to recruit and retain executives of the quality that we must employ to ensure the success of our Company. Base salaries for the named executive officers are not always adjusted on an annual basis. The HR Committee determines, and recommends to the Board, the appropriate level and timing of changes in base compensation for the CEO and the other named executive officers upon consideration of the recommendation of the CEO with respect to the other named executives. Based on the market input from L&A and its own analysis of the performance of the Company and the named executives, the HR Committee recommended and the Board approved increases in annual base compensation, effective in December 2010. Annual salaries and percentage increases are currently as follows: Jones $620,000 (3%), Bartholow $345,000 (3%), Cargill $330,000 (7%), Ackerson $285,000 (4%), and Hudgens $300,000 (12%) based on competitive data provided by the compensation consultants, bank performance, and the time period since the last salary adjustment. Under the terms of the contracts discussed below annual base salaries for Messrs. Jones, Bartholow, Cargill, Ackerson and Hudgens are now subject to annual review.

In making determinations of salary levels for the named executives, the HR Committee considers the entire compensation package for executive officers, including the equity compensation provided under long-term compensation plans. The Company intends for the salary levels to be consistent with competitive practices of comparable institutions and each executive’s level of responsibility. The HR Committee determines the level of any salary increase after reviewing:

•	the qualifications, experience and performance of the executive officers;

•	the compensation paid to persons having similar duties and responsibilities in other competitive institutions; and

•	the nature of the Bank’s business, the complexity of its activities and the importance of the executives’ experiences to the success of the business.

The HR Committee reviewed a survey of compensation paid to executive officers performing similar duties for depository institutions and their holding companies and also considered compensation levels applicable to executives in non-bank financial and professional services companies. The HR Committee reviews and adjusts the base salaries of the Company’s executive officers when deemed appropriate.

Annual Incentive Compensation

Annual incentive compensation is designed to provide competitive levels of compensation based on experience, duties and scope of responsibilities. In addition, our annual incentive program is designed to ensure that variable compensation based on the Company’s profitability is a significant component of total cash compensation for the named executives. The HR Committee compares our performance to peers with an emphasis on net income and earnings growth, as well as improvements in ROA, and measures of credit quality as compared to our peers. The HR Committee uses the annual incentive compensation to motivate and reward the named executive officers for achievement of strategic, business and financial objectives.

Pursuant to the cash incentive program developed by the Company and approved by the HR Committee, the Company establishes a bonus pool each year, and the size of the pool is derived as a percentage of the Company’s pre-tax income. The bonus pool is generally 12 — 15% of pre-tax pre-bonus income but may vary depending on number of additional participants, amounts guaranteed to new officers and other factors. The amount of the incentive pool is incorporated in the annual business and financial plan approved by the board of directors and is adjusted during the year, based on actual results compared to the approved financial plan. After verification of final results, the total pool and allocation of dollars in the pool are approved by the HR Committee. The HR Committee can exercise positive or negative discretion over the incentive pool based on their evaluation of the Company in comparison to peer companies in our industry as well as evaluation of overall economic conditions. The pool is allocated among three distinct groups: the named executive officers, relationship managers generally responsible for lending and other service offerings, and key management, which includes persons who oversee and provide critical support in such areas as finance, operations, funding, investments and credit policy. Executive management determines allocations within production and key management groups pursuant to the approved program. The portion of the total pool allocated to the named executive officers is based on performance of the Company compared to plan and other measures of performance. For 2010, it was also based on the Company’s EPS growth compared to plan and the improvement in ROA. The HR Committee approves the allocation of the remainder of the pool with input from the CEO. The CEO submits recommendations for incentive compensation for the named executive officers other than the CEO. The HR Committee determines the incentive payment for the CEO and considers the recommendation of the CEO in its final determinations of awards to be paid to the other named executives.

In determining awards of annual cash incentives the HR Committee considers the entire compensation package of each of the executive officers and performance of that individual executive officer. The bonus award potential is intended to be consistent with each executive officer’s level of responsibility, competitive practices of financial institutions with comparable business characteristics and interests of stockholders. The HR Committee met in February 2011 to determine bonus compensation paid to the executive officers of the Company and the Bank for 2010 performance and the amount of these bonuses paid to the named executive officers is set forth in the Summary Compensation Table.

Equity Awards

Equity awards for our executives are granted from our 2005 Long-Term Incentive Plan (the “2005 Plan”) or our 2010 Long-Term Incentive Plan (the “2010 Plan”). The HR Committee has made and intends to make annual grants of cash and equity-based awards under the 2005 Plan or 2010 Plan in order to align more directly the interests of the named executive officers with those of our stockholders and to motivate the named executive officers to increase the stockholder value of the Company over the long term. Executive management and the HR Committee believe that stock ownership is a significant incentive in aligning the interests of employees and stockholders, building stockholder value and retaining the Company’s key employees.

The 2005 Plan became effective on May 17, 2005 and will terminate on May 17, 2015. Employees (including any employee who is also a director), consultants, contractors and non-employee directors of the Company or its subsidiaries whose judgment, initiative and efforts contributed to or may be expected to contribute to the successful performance of the Company are eligible to participate in the 2005 Plan. The HR Committee approves the eligible participants under the 2005 Plan, administers the granting of awards under the 2005 Plan, sets vesting criteria, establishes performance objectives, and may amend the Plan in accordance with authority approved by stockholders.

The 2005 Plan provides for the grant of long-term incentive awards to officers and directors; grants may include, but are not limited to, awards of SARs, PSARs, RSUs, stock options, and performance-based awards payable in cash. Under the 2005 Plan RSU, SAR and PSAR grants were made in April 2006, January 2007, and January 2009 to the named executive officers and are included in the compensation tables that follow this section. Under the 2005 Plan, subject to forfeiture and other provisions of the 2005 Plan, as of December 31, 2010 the Company may issue up to 60,760 shares of common stock.

The 2010 Plan became effective on May 18, 2010 and will terminate on May 18, 2020. Employees (including any employee who is also a director), consultants, contractors and non-employee directors of the Company or its subsidiaries whose judgment, initiative and efforts contributed to or may be expected to contribute to the successful performance of the Company are eligible to participate in the 2010 Plan. The HR Committee approves the eligible participants under the 2010 Plan, administers the granting of awards under the 2010 Plan, sets vesting criteria, establishes performance objectives, and may amend the Plan in accordance with authority approved by stockholders.

The 2010 Plan provides for the grant of all types of equity-based awards to officers and directors; grants may include, but are not limited to, awards of SARs, PSARs, RSUs, stock options, and other performance awards paid in cash. The named executives had not received any grants from the 2010 Plan until the January 2011 grants. Subject to forfeiture and other provisions of the 2010 Plan, as of December 31, 2010, the Company may issue up to 498,400 shares of the Company’s common stock.

Grants made in January 2009 reflected grants applicable to 2008. Of the total grant for 2008 made in January 2009, 67% of the total was based on growth in stock price with a provision for cliff vesting at the end of 5 years from the date of grant. The balance of the 2008 grant, 33% of the total, vests 25% annually over 4 years. In addition, the 2008 grant may be subject to accelerated vesting in the event of a change in control prior to the end of the 5-year vesting schedule (See 2010 Potential Payments Upon Termination or Change in Control Table). Vesting may also occur if the named executive officer is eligible for approved retirement prior to the end of the vesting period.

During 2009 and 2010, the HR Committee determined to revise the structure of the long-term incentives for named executive officers. Modifications were reviewed and made to emphasize growth in earnings per share, relate vesting to improvements in key performance measures other than stock price, reduce the numbers of shares issued compared to stock-based grants, align the value of the grants to changes in the Company’s stock price, and extend the vesting period for the portion of grants subject to time-based vesting, In January 2011, long-term incentive grants intended to cover the annual grants applicable to 2009 and 2010, which had not been made during the period when the HR Committee restructured the long-term incentive approach, were awarded to each of the named executive officers. Grants were made in the form of cash-based Performance Units. Vesting of 75% of the cash-based Performance Units will be based on the attainment of certain performance metrics developed by the HR Committee. The performance measures for the 2009-2010 grant made in January 2011 will be tied to growth in EPS and improvement in Return on Assets (“ROA”) for the 3-year period ending in 2013. In addition, vesting of 75% of the Performance Units will be subject to determinations by the HR Committee and the Board that the EPS and ROA objectives were achieved without imposing excessive risk to shareholders and requiring the Company to maintain appropriate standards related to credit quality, capital adequacy, balance sheet liquidity and expense management. The number of Performance Units awarded was based on a defined percentage of base compensation for each of the named executives. Based on the defined objectives for 75% of the Performance Units, the named executive officers will have the opportunity to vest between 0% and 108% of the Performance Units. The Vesting of the remaining 25% will not vest annually, but will occur at the third anniversary of the date of grant if the named executive is employed by the Company or has been eligible for approved retirement. The value of the Performance Units will be determined at the end of the 3-year period covered by the grants, The value of the grants will be paid in cash in an amount equal to the number of units vested in accordance with vesting criteria times the per share value of the Company’s common stock at the end of the performance period. As with earlier grants, acceleration of vesting may also occur in the event of a change in control. Grants to the named executive officers were as follows: Mr. Jones — 62,959 units; Mr. Bartholow — 29,857 units; Mr. Cargill — 27,560 units; Mr. Ackerson — 21,485 units; and Mr. Hudgens — 21,076 units. The HR Committee has indicated that future grants, which are generally planned to be made during the fourth quarter of each year, will have vesting criteria established with financial and other conditions set for 3-year performance periods based on industry and economic conditions at time of grant.

Other Benefits

2006 Employee Stock Purchase Plan.  On January 17, 2006, the board of directors adopted the Company’s 2006 Employee Stock Purchase Plan (the “2006 ESPP”), which was approved by our stockholders at our 2006 annual meeting on May 16, 2006. The 2006 ESPP provides eligible employees of the Company (and its participating subsidiaries) with an incentive to advance the best interests of the Company and its subsidiaries by providing them a means of voluntarily purchasing common stock at a favorable price and upon favorable terms. We believe that the participants in the 2006 ESPP have an additional incentive to promote the success of the Company’s business by increasing their economic interest in the Company. Participation in the 2006 ESPP is voluntary and dependent upon each eligible employee’s election to participate and his or her determination of the level of participation. We believe that the 2006 ESPP is a necessary tool to help us compete effectively. It has been and remains the policy of the Company that the named executive officers are not eligible to participate in the 2006 ESPP.

Retirement Savings Opportunity.  All employees may participate in our 401(k) Retirement Savings Plan, or 401(k) Plan. Each employee may make before-tax contributions of up to 10% of their eligible compensation up to current Internal Revenue Service limits. We provide this 401(k) Plan to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. Since 2006, we have matched contributions made by our employees to the 401(k) Plan based upon a formula that considers the amount contributed by the respective employee and such employee’s tenure with the Company. We did not make, however, any discretionary contributions to the 401(k) Plan in the fiscal year ended December 31, 2010. We also do not provide an option for our employees to invest in our common stock through the 401(k) Plan. Other than the 401(k) Plan, we currently do not provide or offer any other retirement plans, such as defined benefit, defined contribution, supplemental executive retirement benefits, retiree medical or deferred compensation plans, to our employees or the named executive officers.

Health and Welfare Benefits.  All full-time employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance. We provide these benefits to meet the health and welfare needs of employees and their families.

Employment Agreements

In order to retain the Company’s senior executive officers, the HR Committee and board of directors of the Company determined it was in the best interests of the Company to enter into employment agreements with certain officers. The named executives first entered into employment contracts in 2002 and 2003, and amended and extended in December 2004. New contracts were executed effective December 31, 2008 (“2008 Agreements”) for Messrs. Jones, Bartholow, and Cargill, Ackerson and Hudgens. We entered into these agreements to ensure that the executives perform their respective roles for an extended period of time. In addition, we also considered the critical nature of each of these positions and our need to retain these executives when we committed to the agreements.

Each of the 2008 Agreements had an initial term of three years, subject to renewal, and has a compensation package that includes a base salary and participation in the annual incentive bonus plan for key executives. Each of the executives is also eligible to receive grants of equity-based incentive compensation under our 2005 Plan or 2010 Plan.

The employment agreements also provide for severance payments to each executive upon (i) termination of his employment by us on 30 days notice without cause, or (ii) termination by the executive for good reason. Upon termination without cause or upon resignation for good reason, each executive is entitled to receive the following severance payments and benefits:

•	a cash payment equal to the greater of the executive’s base salary remaining in the executive’s employment term or 12 months salary, paid in 12 equal monthly installments;

•	an amount equal to the average annual cash bonus paid to the executive for the two years preceding his termination, paid in 12 equal installments; and

•	continued medical insurance benefits, at the Company’s expense, for a period of twelve months.

•	If following a change in control, an executive subsequently is terminated either (1) by the Company or the successor entity without cause, or (2) by the executive for good reason, during the period beginning 90 days before and ending 18 months after, the change of control event, (i) Mr. Jones is entitled to receive a lump sum payment equal to 2.99 times of his average base salary and the average of any incentives paid to him during the two years preceding the change of control; and (ii) Messrs. Bartholow, Cargill, Ackerson and Hudgens are each entitled to receive a lump sum payment equal to 2.5 times his average base salary and the average of any bonuses paid to him during the two years preceding the change of control. This change of control payment is in lieu of any other amounts to which each executive would be entitled under his employment agreement. In addition, each executive will receive, for 24 months following his termination, continued health and welfare benefits that are no less favorable than the benefits to which he was entitled prior to the change of control, as well as payment of accrued vacation, sick leave, unreimbursed expenses and any amounts due the executive under any Company benefit plan.

•	If any amount paid or distributed to the executive in connection with the change of control is subject to an excise tax, the executive may have the right to receive a gross-up payment to cover a portion of the increase in tax liability. The potential for a gross-up payment could vary between 0% and 100% depending on the value realized by stockholders at the time of a change in control.

As a means of providing protection to the Company’s stockholders, under certain adverse condition such as dissolution, bankruptcy, or any distressed sale of the Company’s assets or stock, the above described payments would not occur, except for the cash payment related to the executive’s base salary in the case of termination without cause or termination by the executive for good reason, and such payment would be reduced to 6 months of base salary.

The employment agreements contain other terms and conditions, including a 12 month non-solicitation provision, confidentiality obligations and restrictions on each executive’s ability to be engaged or involved in a competing state or national bank with a principal place of business in Texas, New Mexico, Oklahoma, or Louisiana during his employment and for the 12 month period following his termination or resignation.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and officers, which may be broader than the specific indemnification provisions contained in our certificate of incorporation, bylaws or under Delaware law. These indemnification agreements may require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers. These indemnification agreements may also require us to advance any expenses incurred by our directors or officers as a result of any proceeding against them as to which they could be indemnified. As of the date of this filing, there is no pending litigation or proceeding involving any of the our directors, officers, employees or agents in which indemnification by us is sought, nor are we aware of any threatened litigation or proceeding that may result in a claim for indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in certain circumstances.

Tax Implications of Executive Compensation

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. We believe that achieving our compensation objectives set forth above is more important than the benefit of tax deductibility and we reserve the right to maintain flexibility in how we compensate our executive officers, even if it may result in limiting the deductibility of amounts of compensation from time to time.

Report of the Human Resources Committee on the Compensation Discussion and Analysis

The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) included in this Proxy Statement. Based on such review and discussion, the HR Committee recommended to the Board that this CD&A be included in this Proxy Statement for filing with the Securities and Exchange Commission.

The Report is submitted by the Human Resources Committee of the Board of Directors of Texas Capital Bancshares, Inc.

Frederick B. Hegi, Chairman
Lee Roy Mitchell
Steven P. Rosenberg

2010, 2009 and 2008 Summary Compensation Table

							Change in
							Pension
							Value and
						Non-Equity	Non-qualified
				Stock	Option	Incentive	Deferred	All Other
Name and Principal				Awards	Awards	Plan	Compensation	Compensation
Position	Year	Salary	Bonus	(A)	(A)	Compensation	Earnings	(B)	Total

George F. Jones, Jr.	2010	$585,000	$—	—	—	$622,500	$—	$30,035	$1,237,535
CEO and President of Texas	2009	484,167	—	799,652	—	250,000	—	28,325	1,562,144
Capital Bancshares; CEO of Texas Capital Bank	2008	378,487	—	—	—	175,000	—	25,693	579,180
Peter B. Bartholow	2010	333,979	—	—	—	247,500	—	15,169	596,648
Chief Financial Officer	2009	325,000	—	181,746	—	166,500	—	12,151	685,397
	2008	306,250	—	—	—	146,000	—	10,941	463,191
C. Keith Cargill	2010	309,250	—	—	—	245,500	—	22,149	576,899
President, Chief Lending	2009	300,000	—	340,709	—	166,500	—	19,108	826,317
Officer and Chief Operating Officer of Texas Capital Bank	2008	282,000	—	—	—	145,000	—	18,125	445,125
Vince A. Ackerson	2010	272,629	—	—	—	185,500	—	18,597	476,726
Dallas Regional President of Texas Capital Bank	2009	265,000	—	133,527	—	190,000	—	23,485	612,012
John D. Hudgens	2010	269,183	—	—	—	187,500	—	14,546	471,229
Chief Credit Officer and Chief Risk Officer of Texas Capital Bank	2009	260,000	—	128,233	—	154,000	—	12,997	555,230

(A)	The amounts in these columns reflect the aggregate grant date fair value of awards granted during the fiscal years ended December 31, 2010, 2009 and 2008, in accordance with ASC 718 and pursuant to the 2005 Plan. Assumptions used in the calculation of these amounts are included in footnote 11 of the Company’s audited financial statements for the fiscal year ended December 31, 2010 included in the company’s Annual Report on Form 10-K filed with the SEC on or around February 23, 2011. Stock awards are comprised of restricted stock units (RSUs). Option awards are comprised of stock appreciation rights (SARs).

(B)	See additional description in 2010 All Other Compensation Table below.

2010 All Other Compensation Table

					Company
		Perquisites			Contributions		Change
		and Other			to Retirement	Severance	in Control
		Personal	Tax	Insurance	and 401(k)	Payments /	Payments /
Name	Year	Benefits(A)	Reimbursements	Premiums	Plans	Accruals	Accruals	Total

George F. Jones, Jr.	2010	$22,175	$—	$2,960	$4,900	$—	$—	$30,035
Peter B. Bartholow	2010	7,200	—	3,069	4,900	—	—	15,169
C. Keith Cargill	2010	14,551	—	2,698	4,900	—	—	22,149
Vince A. Ackerson	2010	11,326	—	2,371	4,900	—	—	18,597
John D. Hudgens	2010	7,200	—	2,446	4,900	—	—	14,546

(A)	Perquisites include a car allowance of $7,200 for each of the executives as well as the following club dues: George Jones $14,975, C. Keith Cargill $7,351 and Vince Ackerson $4,126.

2010 Grants of Plan Based Awards Table

All Other
								All Other	Option Awards:
								Stock Awards:	Number of	Exercise or	Grant Date Fair
		Estimated Future Payouts Under			Estimated Future Payouts Under			Number of	Securities	Base Price	Value of Stock
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Shares of Stock	Underlying	of Option	and Option
	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards

George F. Jones, Jr.

Peter B. Bartholow

C. Keith Cargill

Vince A. Ackerson

John D. Hudgens

There were no grants during 2010.

2010 Outstanding Equity Awards at Fiscal Year-end Table

		Option Awards				Stock Awards
			Equity Incentive				Market
			Plan Awards:			Number of	Value of		Equity Incentive Plan
	Number of	Number of	Number of			Shares or	Shares or	Equity Incentive	Awards: Market or
	Securities	Securities	Securities			Units of	Units of	Plan Awards: Number	Payout Value of
	Underlying	Underlying	Underlying			Stock	Stock	of Unearned Shares,	Unearned Shares,
	Unexercised	Unexercised	Unexercised	Option	Option	That	That	Units or Other	Units or Other
	Options (#)(A)	Options (#)	Unearned	Exercise	Expiration	Have Not	Have Not	Rights That	Rights That
Name	Exercisable	Unexercisable	Options	Price	Date	Vested (B)	Vested(C)	Have Not Vested	Have Not Vested

George F. Jones, Jr.	4,110	1,027		$22.65	04/24/2016	1,168	$24,925	—	—
	—	—				50,000	1,067,000	—	—
	—	—				49,043	1,046,578	—	—
	—	—				18,392	392,485	—	—
Peter B. Bartholow	3,511	877		22.65	04/24/2016	998	21,297	—	—
	50,000	—	—	8.25	07/09/2013	40,000	853,600	—	—
	—	—				11,147	237,877	—	—
	—	—				4,180	89,201	—	—
C. Keith Cargill	2,838	709		22.65	04/24/2016	806	17,200	—	—
	—	—				40,000	853,600	—	—
	—	—				20,896	445,921	—	—
	—	—				7,836	167,220	—	—
Vince A. .Ackerson	3,576	894		22.65	04/24/2016	1,016	21,681	—	—
	17,000	—	—	13.95	12/16/2013	7,000	149,380	—	—
	—	—				8,189	174,753	—	—
	—	—				3,072	65,556	—	—
John D. Hudgens	3,406	851		22.65	04/24/2016	968	20,657	—	—
	20,000	—	—	7.25	04/16/2012	3,000	64,020	—	—
	10,000	—	—	7.25	03/18/2013	7,865	167,839	—	—
	8,500	—	—	13.95	12/16/2013	2,949	62,932	—	—

(A)	First line represents award of stock appreciation rights on 4/24/2006 under the 2005 Plan which vest equally over a five year period. All other lines represent stock options awarded under the 1999 Omnibus Plan that are vested and exercisable.

(B)	The first line represents award of restricted stock units on 4/24/2006 under the 2005 Plan which vest equally over a five year period. The second line represents award of restricted stock units on 1/31/2007 under the 2005 Plan which cliff vest at the end of six years, or earlier if certain price targets are met. The third line represents awards of restricted stock units on 1/27/2009 which will cliff vest at the end of five years, or earlier if certain price targets are met. The fourth line represents awards of restricted stock units granted on 1/27/2009 which will vest equally over four years.

(C)	Uses 12/31/10 ending market price of $21.34.

2010 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise	Exercise (A)	Acquired on Vesting (B)	Vesting (C)

George F. Jones, Jr.	—	$—	1,168	$24,902
	—	—	6,130	98,080
Peter B. Bartholow	—	—	998	21,277
	—	—	1,393	22,288
C. Keith Cargill	—	—	807	17,205
	—	—	2,612	41,792
Vince A. Ackerson	—	—	1,016	21,661
	—	—	7,000	145,600
	—	—	1,023	16,368
John D. Hudgens	—	—	968	20,638
	—	—	3,000	62,400
	—	—	983	15,728

(A)	The value realized is equal to the amount that is taxable to the executive, which was the difference between the market price of the underlying securities at exercise and the exercise price of the options.

(B)	The shares included in the table represent shares vested. In some instances, shares were issued to executives net of taxes. Actual shares issued were 859 and 4,327 shares to Mr. Jones, 734 and 966 shares to Mr. Bartholow, 807 and 2,612 shares to Mr. Cargill, 747, 5,148 and 710 shares to Mr. Ackerson, and 711, 3,000 and 983 shares to Mr. Hudgens.

(C)	The value realized by the named executive officer upon the vesting of stock is calculated by multiplying the number of shares of stock vested by the market value of the underlying shares on the vesting date and is equal to the amount that is taxable to the executive.

2010 Pension Benefits

The table disclosing the actuarial present value of each executive’s accumulated benefit under defined benefit plans, the number of years of credited service under each plan, and the amount of pension benefits paid to each Senior Executive during the year is omitted because the Company does not have a defined benefit plan for Senior Executives. The only retirement plan available to named executive officers in 2010 was the Company’s qualified 401(k) savings and retirement plan, which is available to all employees.

2010 Non-qualified Deferred Compensation

The table disclosing contributions to non-qualified and other deferred compensation plans, each executive’s withdrawals, earnings and fiscal year balances in those plans is omitted because in 2010 the Company had no non-qualified deferred compensation plans or benefits for executive officers or other employees of the Company.

2010 Potential Payments Upon Termination or Change in Control Table

The following table summarizes the estimated payments to be made under each executive’s contract, described more completely in the Employment Agreements section in the Compensation Discussion and Analysis starting on page 13. For the purposes of the quantitative disclosure in the following table, and in accordance with SEC regulations, we have assumed that the termination took place on December 31, 2010 and that the price per share of our common stock is the closing market price as of that date, $21.34.

				Change in Control:
			Termination	Involuntary or For
			Without Cause	Good Reason
	Voluntary	Termination	or For Good	Termination
Name	Termination	for Cause	Reason (E)	(A) (B) (C) (F)	Death	Disability

George F. Jones, Jr.
Severance	$—	$—	$835,000	$2,345,905	$—	$—
Death/disability	—	—	—	—	620,000	620,000
Accelerated vesting of long-term incentives	—	—	—	1,265,494	—	—
Other benefits(D)	—	—	25,552	51,104	—	25,552
Peter B. Bartholow
Severance	—	—	542,229	1,344,349	—	—
Death/disability	—	—	—	—	345,000	345,000
Accelerated vesting of long-term incentives	—	—	—	600,988	—	—
Other benefits(D)	—	—	22,314	44,628	—	22,314
C. Keith Cargill
Severance	—	—	517,500	1,282,188	—	—
Death/disability	—	—	—	—	330,000	330,000
Accelerated vesting of long-term incentives	—	—	—	741,970	—	—
Other benefits(D)	—	—	22,856	45,712	—	22,856
Vince A. Ackerson
Severance	—	—	462,629	1,147,036	—	—
Death/disability	—	—	—	—	285,000	285,000
Accelerated vesting of long-term incentives	—	—	—	205,686	—	—
Other benefits(D)	—	—	20,909	41,818	—	20,909
John D. Hudgens
Severance	—	—	441,183	1,091,479	—	—
Death/disability	—	—	—	—	300,000	300,000
Accelerated vesting of long-term incentives	—	—	—	157,724	—	—
Other benefits(D)	—	—	23,106	46,212	—	23,106

(A)	Assumes 50% vesting of RSUs. SARs are not included in the accelerated vesting for Long Term Incentives as the exercise price is greater than the 12/31/10 stock price of $21.34.

(B)	All stock options are vested therefore a change in control is not a triggering event.

(C)	Severance is equal to 2.5 times average salary plus average incentive compensation paid during the prior two-year period for Messrs. Bartholow, Cargill, Ackerson and Hudgens. The factor for Mr. Jones is 2.99. Severance will be paid in a lump sum within thirty days of the Executive’s termination.

(D)	Other benefits include the following insurance: medical, dental, vision, life, accidental death and disability, short-term disability, long-term disability and supplemental long-term disability. Cost includes both employer and employee coverage.

(E)	Severance includes twelve months salary and an amount equal to the average incentive compensation paid during the prior two-year period. Severance will be paid over a period of twelve months.

(F)	If any amount paid or distributed to the executive in connection with the change of control is subject to an excise tax, and the consideration received by stockholders of the Company in connection with the change of control is at least $22.50 per share, then each executive shall be entitled to receive an additional gross-up payment in an amount equal to 50% of the amount of the total excise tax. If the consideration received by the stockholders is greater than $22.50 per share, the applicable percentage of the gross-up amount will be increased incrementally on a linear basis for each increase between $22.50 up to $25.00. If the price per share is $25.00 or greater, the applicable percentage would be 100%. Since the 12/31/2010 ending price was less than $22.50, there is no gross-up reflected in the numbers in the table above.

2010 Director Compensation Table

The following table contains information pertaining to the compensation of the Company’s board of directors for the 2010 fiscal year.

					Change
					in Pension
					Value and
					Nonqualified
	Fees Earned	Stock	Option	Non-Equity	Deferred
	Or Paid	Awards	Awards	Incentive Plan	Compensation	All Other
Name	In Cash	(B)	(B)	Compensation	Earnings	Compensation	Total

James H. Browning	$22,500	$18,520	$21,810	$—	$—	$—	$62,830
Joseph M. Grant(E)	9,750	18,520	21,810	—	—	50,000	100,080
Frederick B. Hegi, Jr.	41,750	18,520	21,810	—	—	—	82,080
Larry L. Helm	31,250	18,520	21,810	—	—	—	71,580
James R. Holland, Jr.(A)	69,750	18,520	21,810	—	—	—	110,080
W. W. McAllister III	31,000	18,520	21,810	—	—	—	71,330
Lee Roy Mitchell(C)	24,750	18,520	21,810	—	—	—	65,080
Elysia Holt Ragusa(D)	17,250	65,080	21,810	—	—	—	104,140
Steven P. Rosenberg	26,250	18,520	21,810	—	—	—	66,580
Robert W. Stallings	39,250	18,520	21,810	—	—	—	79,580
Ian J. Turpin	18,000	18,520	21,810	—	—	—	58,330

(A)	2010 RSU and SAR grants and fees were paid in the name of Lamar Hunt Trust Estate.

(B)	The amounts in these columns reflect the aggregate grant date fair value of awards granted during the fiscal year ended December 31, 2010 in accordance with ASC 718 and pursuant to the 2005 Plan. Stock awards are comprised of restricted stock units (RSUs). All directors received 1,000 RSU’s with a grant date fair value of $18.52 which will vest over five years. Option awards are comprised of stock appreciation rights (SARs). All directors received 3,000 SAR’s which had a grant date Black Scholes value of $7.27 which will vest over five years.

(C)	Mr. Mitchell’s term as a Director expires effective May 18, 2011.

(D)	Ms. Ragusa was elected as a new director on January 26, 2010. In addition to the grants described in (B), she was also granted 3,000 RSUs with a grant date fair value of $15.52 which will vest equally over a period of three years.

(E)	Mr. Grant continues to serve in a consulting role as he has since November 19, 2009. All Other Compensation includes consulting fees of $50,000.

Non-director Management Biography

Set forth below is the biographies of three of the named executives who are not members of the Company’s board of directors or officers of Texas Capital Bancshares, as of the date of this Proxy Statement.

C. Keith Cargill (58) has served as President and Chief Operating Officer of the Bank since October 2008 and Chief Lending Officer of the Bank since its inception in December 1998.

Vince A. Ackerson (54) has served as Dallas Regional President since October 2008 and was previously Executive Vice President of Dallas Corporate Banking since the Bank’s inception in December 1998.

John D. Hudgens (55) has served as Chief Credit Officer of the Bank since January 1999. In 2009, he assumed the role of Chairman of the Bank’s Risk Management Committee, and in that role became the Chief Risk Officer of the Bank.

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2010, none of the employees or executive officers of the Company or the Bank served on the Human Resources Committee of the board of directors of the Company. In addition, none of the executive officers of the Company served on the board of directors or on the compensation committee of any other entity, for which any executive officers of such other entity served either on our board of directors or on our HR Committee.

INDEBTEDNESS OF MANAGEMENT AND TRANSACTIONS WITH CERTAIN RELATED PERSONS

In the ordinary course of business, the Bank has made loans, and may continue to make loans in the future, to the Bank’s and the Company’s officers, directors and employees. However it is the Bank’s policy to not extend loans to executive officers of the Bank and the Company. The Bank makes loans to directors and their affiliates in the ordinary course of business on substantially the same terms as those with other customers. All loans to directors are reviewed and approved by our Board of Directors, prior to making any such loans.

In June 2003, the Company committed to invest up to $500,000 in Blue Sage Investments, LP, a limited partnership approved as a Small Business Investment Company by the U.S. Small Business Administration and has invested approximately $205,000 as of December 31, 2010 (approximately $15,000 invested during 2010). Blue Sage Investments may be considered to be an affiliate of Ian J. Turpin, a member of the Company’s board of directors.

The Company’s Austin office is located in a building owned by a company that may be considered to be an affiliate of Ian J. Turpin. The net rental payments made under the lease agreement were approximately $232,000 for 2010.

Joseph M. Grant is a consultant to the Company pursuant to the agreement between the Company and Mr. Grant and he receives an annual consulting fee of $50,000.

The Company also has other policies and procedures for reviewing related party transactions involving the Company’s and the Bank’s directors, executive officers and their affiliates. Each director and named executive officer of the Company and the Bank is required to complete a questionnaire annually, and each director who serves on the Audit Committee must complete a certification of independence annually. Both of these documents are designed to disclose all related party transactions, including loans, and this information is reviewed by management, the Audit Committee and the Board of Directors, as appropriate. Such transactions are subject to the standards set forth in the Company’s Code of Conduct for executive officers and in applicable laws and regulations and of the NASDAQ Market Listing Rules for determining the independence of directors. The questionnaires, certifications and Code of Conduct are all in writing.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of its equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. During 2010, based solely on the Company’s review of these reports, it believes that the Company’s Section 16(a) reports were filed timely by its executive officers and directors.

EQUITY COMPENSATION PLAN INFORMATION

Number of
	Securities to be		Number of
	Issued Upon	Weighted Average	Securities
	Exercise of	Exercise Price of	Remaining Available
	Outstanding	Outstanding	for Future Issuance
	Options, Warrants	Options, Warrants	Under Equity
Plan Category	and Rights	and Rights	Compensation Plans

Equity compensation plans approved by security holders	2,147,004	$14.81	559,760
Equity compensation plans not approved by security holders	—	—	—

Total	2,147,004	$14.81	559,760

AUDITOR FEES AND SERVICES

The Audit Committee has selected Ernst & Young LLP to continue as our independent registered public accounting firm for the 2010 fiscal year. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions.

Fees for professional services provided by the Company’s independent registered public accounting firm in each of the last two fiscal years, in each of the following categories are (in thousands):

	2010	2009

Audit fees	$804	$744
Audit-related fees	—	11
Tax fees	236	262

	$1,040	$1,017

Fees for audit services include fees associated with the audit of the Company’s annual consolidated financial statements, the reviews of the consolidated financial statements included in the Company’s Forms 10-Q, accounting consultations and management’s assertions regarding effective internal controls in compliance with the requirements of Section 404 of the Sarbanes Oxley Act and Federal Deposit Insurance Corporation Improvement Act, and comfort letter procedures. Tax fees included various federal, state and local tax services.

Pre-approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related and tax services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services provided that the Chairman reports any decisions to the Audit Committee at its next scheduled meeting.

ADDITIONAL INFORMATION

Stockholder Nominees for Director

Stockholders may submit nominees for director in accordance with the Company’s bylaws. Under the Company’s bylaws, a stockholder’s notice to nominate a director must be in writing and set forth (1) as to each proposed nominee, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required pursuant to Regulation 14A under the Exchange Act, including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (2) as to such stockholder, the stockholder’s name and address, and the class and number of shares of stock of the Company that are beneficially owned by such stockholder. Nominations for director for the 2012 annual meeting of stockholders must generally be delivered no later than 180 days, nor more than 270 days, prior to the 2012 annual meeting of stockholders. Nominations should be directed to: Texas Capital Bancshares, Inc., 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201, Attn: Secretary.

Stockholder Proposals for 2012

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the Company’s annual meeting of stockholders in 2012 may do so by following the procedures prescribed in Exchange Act Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by the Company at the following address: Texas Capital Bancshares, Inc., 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201, Attn: Secretary, no later than December 9, 2010.

Advance Notice Procedures

Under the Company’s bylaws, no business may be brought before an annual meeting unless it is brought before the meeting by or at the direction of the Board or by a stockholder who has delivered timely notice to the Company. Such notice must contain certain information specified in the bylaws and be delivered no later than 180 days, nor more than 270 days, prior to the meeting to the following address: Texas Capital Bancshares, Inc., 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201, Attn: Secretary. These requirements are separate from the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

Annual Report

A copy of the Company’s 2010 Annual Report to Stockholders is available on the Internet as set forth in the Notice of Internet Availability of Proxy Materials. This report is not part of the proxy solicitation materials.

Upon written request, the Company will furnish to any stockholder without charge a copy of its Annual Report on Form 10-K for the year ended December 31, 2010 pursuant to the instructions set forth in the Notice of Internet Availability of Proxy Materials.

ANNUAL MEETING OF TEXAS CAPITAL BANCSHARES, INC. Date: Tuesday, May 17, 2011 Time: 10:00 A.M. (Central Daylight Time) Place: 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201 See Voting Instruction on Reverse Side. Please make your marks like this: Use dark black pencil or pen only Board of Directors Recommends a Vote FOR proposals 1 and 2, and 1 YEAR on proposal 3. perforation and return just this portion in the envelope 1: Election of Directors 01 George F. Jones, Jr. 02 Peter B. Bartholow 03 James H. Browning 04 Joseph M. (Jody) Grant 05 Frederick B. Hegi, Jr. 06 Larry L. Helm 07 James R. Holland, Jr. 08 W. W. McAllister III 09 Elysia Holt Ragusa 10 Steven P. Rosenberg 11 Robert W. Stallings 12 Ian J. Turpin For For For For For For For For For For For For Directors Recommend Withhold For 3: Frequency of advisory vote on the compensation of named executive offi cers. 2: Advisory vote on compensation of named executive offi cers. For Against Abstain For Abstain 1 year 2 years 3 years 1 Year 4: The transaction of such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof. Please Sign Here Please Date Above Please Sign Here Please Date Above To attend the meeting and vote your shares in person, please mark this box. Authorized Signatures — This section must be completed for your Instructions to be executed. Please sign exactly as your name(s) appears on your stock certifi cate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized offi cer signing the proxy. Annual Meeting of Texas Capital Bancshares, Inc. to be held on Tuesday, May 17, 2011 for Holders as of March 28, 2011 This proxy is being solicited on behalf of the Board of Directors Go To TELEPHONE INTERNET VOTED BY: This proxy is being solicited on behalf of the Board of Directors Call MAIL OR www.proxypush.com/tcbi • Cast your vote online. • View Meeting Documents. • Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions. 866-390-5385 OR • Mark, sign and date your Proxy Card/Voting Instruction Form. • Detach your Proxy Card/Voting Instruction Form. • Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided. The undersigned hereby appoints George F. Jones, Jr. and Peter B. Bartholow, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of The Company Name which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specifi ed and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSALS IN ITEM 2 AND AUTHORITY WILL BE DEEMED GRANTED UNDER ITEM 5. All votes must be received by 5:00 P.M., Eastern Time, May 16, 2011. postage-paid envelope provided. PROXY TABULATOR FOR TEXAS CAPITAL BANCSHARES, INC. P.O. BOX 8016 CARY, NC 27512-9903 EVENT CLIENT OFFICE

Revocable Proxy — Texas Capital Bancshares, Inc. Annual Meeting of Shareholders May 17, 2011, 10:00 a.m. (Central Daylight Time) This Proxy is Solicited on Behalf of the Board of Directors The undersigned appoints George F. Jones, Jr. and Peter B. Bartholow, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of Texas Capital Bancshares, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders on Tuesday, May 17, 2011 at 10:00 a.m. at the offi ces of Texas Capital Bank, National Association at 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201, and any and all adjournments thereof, as set forth below. This proxy is revocable and will be voted as directed. However, if no instructions are specifi ed, the proxy will be voted FOR the nominees for directors specifi ed in Item 1 and FOR Item 2. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE) Please separate carefully at the perforation and return just this portion in the envelope provided.